Exhibit 4.2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT, dated and effective as of the Closing Date, is entered into by and among (i) Philadelphia Energy Solutions Inc., a Delaware corporation (the “Corporation”), (ii) PESC Company, LP, a Delaware limited partnership (“PESC Company”), and certain of the Corporation’s stockholders listed on Schedule 1 attached hereto (each, a “Carlyle Stockholder” and collectively, the “Carlyle Stockholders”).  PESC Company and each Carlyle Stockholder is sometimes referred to as a “Principal Stockholder” and collectively as the “Principal Stockholders.” Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, upon the Closing Date, (i) Carlyle CEMOF AIV Investors Holdings, L.P. and Carlyle CEOF AIV Investors Holdings, L.P. will collectively own [•] shares of the Corporation’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”); (ii) PESC Company will own (x) [•] shares of the Corporation’s Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (y) [•] limited liability company interests in Philadelphia Energy Solutions LLC, a Delaware limited liability company (“PES LLC”) (such interests, the “LLC Units”);

WHEREAS, the LLC Units owned by PESC Company, subject to certain restrictions contained in the Second Amended and Restated Limited Liability Company Agreement of Philadelphia Energy Solutions LLC, dated as of the Closing Date (the “PES LLC Agreement”), are redeemable from time to time at the option of PESC Company for shares of Class A Common Stock, pursuant to the terms of the PES LLC Agreement; and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Principal Stockholders on and after the Closing Date.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

SECTION 1.1                     Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such specified Person or (b) in the event that the specified Person is a natural Person, a member of the immediate family of such Person.

“Agreement” means this Stockholders Agreement as in effect on the date hereof and as hereafter amended, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Budget” shall have the meaning set forth in Section 5.1(a)(ii).

“Annual Financial Statements” shall have the meaning set forth in Section 5.1(a)(iii).

“Board of Directors” means the Board of Directors of the Corporation.

“Board Designee” means a Director designated by the Principal Stockholders pursuant to Section 2.1, except as otherwise set forth in Section 2.1(f).

“Bylaws” means the Amended and Restated Bylaws of Philadelphia Energy Solutions Inc., dated as of the Closing Date, and as thereafter amended, modified or supplemented from time to time in accordance with the terms thereof.

“Carlyle PES” means Carlyle PES, L.L.C., a Delaware limited liability company.

“Carlyle Shares” means collectively (i) the amount of shares of Common Stock owned by PESC Company that corresponds to Carlyle PES’s and its Affiliates’ ownership in PESC Company and (ii) the number of shares of Common Stock beneficially owned by the Carlyle Stockholders or any of their respective Permitted Transferees.

“Carlyle Stockholder” or “Carlyle Stockholders” shall have the meaning set forth in the preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Philadelphia Energy Solutions Inc., dated as of the Closing Date, and as thereafter amended, modified or supplemented from time to time in accordance with the terms thereof.

“Chief Executive Officer” shall have the meaning set forth in Section 2.1(a).

“Chief Financial Officer” shall have the meaning set forth in Section 2.4(e).

“Class A Common Stock” shall have the meaning set forth in the recitals.

“Class B Common Stock” shall have the meaning set forth in the recitals.

“Closing” means the closing of the Initial Public Offering.

“Closing Date” means the date of the Closing.

“Code” shall have the meaning set forth in Section 5.1(b).

“Common Stock” shall have the meaning set forth in the recitals.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “under common Control with,” means the possession, directly or indirectly (through one or more intermediaries, of the power to direct or cause the direction of the management and policies (whether through ownership of voting securities, by contract or otherwise) of a Person.

“Controlled Company” means a company that is a “controlled company” within the meaning of such term under the NYSE rules or the rules of such other national securities exchange on which shares of Class A Common Stock are then listed for trading.

“Corporation” shall have the meaning set forth in the preamble.

“Corporation Shares” means (a) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon redemption of LLC Units) and (c) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (a) or (b) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Director” means a member of the Board of Directors.

“Disposition,” including the correlative terms “Dispose,” “Disposing” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, declaration of trust, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of all or any shares of Common Stock (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, shares of Common Stock is transferred or shifted to another Person.

“Effective Date” means the effective date of the Registration Statement.

“ETP Shares” means the amount of shares of Common Stock owned by PESC Company that corresponds to PES Equity’s and its Affiliates’ ownership in PESC Company.

“Exchange Act” means, as of any date, the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute and the rules and regulations thereunder.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Independent Director” means a Director that is independent within the meaning of “independent director” under the Exchange Act and the NYSE rules or the rules of such other national securities exchange on which the shares of Class A Common Stock are then listed for trading.

“Initial Public Offering” means the initial offering and sale of the Class A Common Stock to the public, as described in the Registration Statement.

“LLC Units” shall have the meaning set forth in the recitals.

“Necessary Actions” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and, in the case of any action by the Corporation that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with the fiduciary duties that the Directors may have in such capacity (including pursuant to Section 2.1(e)), necessary to cause such result that are within the power of a specified Person, including (a) voting or providing a written consent or proxy with respect to shares of Common Stock, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (c) executing agreements and instruments, (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board of Directors to act in a certain manner, including causing members of the Board of Directors or any nominating or similar committee of the Board of Directors to recommend the appointment of any Board Designees as provided by this Agreement.

“Non-Public Subsidiary” means any direct or indirect subsidiary of the Corporation that is not a Publicly-Traded Subsidiary.

“NYSE” means the New York Stock Exchange.

“Permitted Transfer” means any transfer by a Principal Stockholder to any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Principal Stockholder (a “Permitted Transferee”).  For the avoidance of doubt, Permitted Transferees of any Carlyle Stockholder will include any Affiliate of, or fund managed by, Carlyle Investment Management L.L.C.

“Permitted Transferee” shall have the meaning set forth in the definition of “Permitted Transfer”.

“Person” means an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

“PES Equity” means PES Equity Holdings, LLC, a Delaware limited liability company.

“PES LLC” shall have the meaning set forth in the recitals.

“PES LLC Agreement” shall have the meaning set forth in the recitals.

“PESC Company” shall have the meaning set forth in the preamble.

“PESC Company LP Agreement” means that First Amended and Restated Agreement of Limited Partnership of PESC Company, LP dated as of the date hereof.

“Principal Stockholder” and “Principal Stockholders” shall have the meaning set forth in the preamble.

“Principal Stockholder Director” shall have the meaning set forth in Section 2.1(a).

“Publicly-Traded Subsidiary” means any direct or indirect subsidiary of the Corporation that (A) is publicly traded, (B) has a board of directors or similar body that governs a publicly-traded entity or (C) is a subsidiary of any Publicly-Traded Subsidiary.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and among the Corporation and the Principal Stockholders.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-202119) and the prospectus contained therein, relating to the Initial Public Offering, as it has been or as it may be amended or supplemented from time to time, filed by the Corporation with the SEC under the Securities Act.

“Removal Notice” shall have the meaning set forth in Section 2.1(g).

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means, as of any date, the U.S. Securities Act of 1933, as amended, or any similar federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute, and the rules and regulations thereunder.

ARTICLE II
CORPORATE GOVERNANCE

SECTION 2.1                     Board of Directors.

(a)                                 Composition of Initial Board.  Except as provided in the succeeding sentence, each Principal Stockholder agrees to vote, or cause to be voted, all of its Corporation Shares, at any annual or special meeting, by written consent, or otherwise, and will take all Necessary Actions within such Principal Stockholder’s control, and the Corporation will take all Necessary Actions within its control, to cause the authorized number of Directors on the Board of Directors to be established and remain at eleven (11).  As of the Closing Date, the eleven (11) Directors shall consist of (i) six (6) Directors deemed to have been designated by the Principal Stockholders as set forth in Section 2.1(b) below (each, a “Principal Stockholder Director”), (ii) one (1) Director who shall be the Chief Executive Officer (the “Chief Executive Officer”) of the Corporation (for so long as such individual holds such office) and (iii) four (4) Directors who shall be Independent Directors designated by the Principal Stockholders as set forth in Section 2.1(c) below.  The Directors shall be divided into three classes of Directors, each of whose members shall serve for staggered three-year terms as follows:

(i)                                     the Class I Directors shall initially include two (2) Principal Stockholder Directors, the Chief Executive Officer and one (1) Independent Director;

(ii)                                  the Class II Directors shall initially include two (2) Principal Stockholder Directors and two (2) Independent Directors; and

(iii)                               the Class III Directors shall initially include two (2) Principal Stockholder Directors and one (1) Independent Director.

The initial term of the Class I Directors shall expire immediately following the Corporation’s 2016 annual meeting of stockholders at which Directors are elected. The initial term of the Class II Directors shall expire immediately following the Corporation’s 2017 annual meeting of stockholders at which Directors are elected. The initial term of the Class III Directors shall expire immediately following the Corporation’s 2018 annual meeting of stockholders at which Directors are elected.

(b)                                 Board Designees Based on Carlyle Shares and ETP Shares.

(i)                                     For so long as the Carlyle Shares represent at least the percentage of the voting power of all of the outstanding shares of Common Stock shown below, the Corporation and the Principal Stockholders shall take all Necessary Actions to include in the slate of nominees recommended by the Board of Directors for election as Directors, at each applicable annual or special meeting of stockholders at which Directors are to be elected, that number of individuals designated by the Principal Stockholders (each, including the individuals designated by the Principal Stockholders pursuant to the succeeding paragraph of this Section 2.1(b), a “Principal Stockholder Designee”), that, if elected, will result in the following number of Principal Stockholder Directors serving on the Board of Directors:

Percentage	Number of Directors
35% or greater	4
Less than 35% but greater than or equal to 27.5%	3
Less than 27.5% but greater than or equal to 20%	2
Less than 20% but greater than or equal to 10%	1
Less than 10%	0

(ii)                                  For so long as the PES Equity Shares represent at least the percentage of the voting power of all of the outstanding shares of Common Stock shown below, the Corporation and the Principal Stockholders shall take all Necessary Actions to include in the slate of nominees recommended by the Board of Directors for election as Directors, at each applicable annual or special meeting of stockholders at which Directors are to be elected, that number of additional Board Designees, that, if elected, will result in the following additional number of Principal Stockholder Directors serving on the Board of Directors:

Percentage	Number of Directors
20% or greater	2
Less than 20% but greater than or equal to 10%	1
Less than 10%	0

(c)                                  Independent Directors.  For so long as the Carlyle Shares represent at least the percentage of the voting power of all of the outstanding shares of Common Stock shown below, the Corporation and the Principal Stockholders shall take all Necessary Actions to include in the slate of nominees recommended by the Board of Directors for election as Directors, at each applicable annual or special meeting of stockholders at which Directors are to be elected, that number of Independent Directors designated by the Principal Stockholders, as set forth below:

Percentage	Number of Directors
35% or greater	4
Less than 35% but greater than or equal to 27.5%	3
Less than 27.5% but greater than or equal to 20%	2
Less than 20% but greater than or equal to 10%	1
Less than 10%	0

(d)                                 Chairman of the Board of Directors.  The Chairman of the Board of Directors will be elected by a majority of the members of the Board of Directors, with the approval of at least one (1) Principal Stockholder Director nominated pursuant to Section 2.1(b)(i), if at such time there is at least one Principal Stockholder Director nominated pursuant to Section 2.1(b)(i) then serving on the Board of Directors.

(e)                                  Additional Obligations.  In the event that the Corporation is required under the Exchange Act and the NYSE rules (or the rules of such other national securities exchange on which shares of Class A Common Stock are then listed for trading) to have a nominating and corporate governance committee, any individual designated by the Principal Stockholders for election (including pursuant to Section 2.1(b) and Section 2.1(c)) as a Director shall comply with the requirements of the Certificate of Incorporation, Bylaws and any other applicable requirements adopted by the Board of Directors or a committee thereof.  Notwithstanding anything to the contrary in this Article II, in the event that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Board Designee pursuant to this Section 2.1 or Section 2.2 would constitute a breach of its fiduciary duties to the Corporation’s stockholders or does not otherwise comply with any requirements of the Certificate of Incorporation and Bylaws or any other applicable requirements adopted by the Board of Directors or a committee thereof (provided that any such determination with respect to any Board Designee pursuant to this Section 2.1 shall be made no later than sixty (60) days after the individual’s compliance with the first sentence of this Section 2.1(e)), then the Board of Directors shall inform the Principal Stockholders of such determination in writing and explain in reasonable detail the basis for such determination and shall designate another individual designated for nomination, election or appointment to the Board of Directors by the Principal Stockholders (subject in each case to this Section 2.1(e)), and the Board of Directors, the Corporation and the Principal Stockholders shall take all of the actions required by this Article II with respect to the election of such substitute Board Designee. It is hereby acknowledged and agreed that the fact that a particular Board Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of any Principal Stockholder or is not an Independent Director shall not in and of itself constitute an acceptable basis for such determination by the Board of Directors.

(f)                                   Loss of Controlled Company Status.  Upon the loss of Controlled Company status by the Corporation, the Board of Directors shall include at least a majority of Independent Directors within one year of the date on which such status is lost.  In furtherance of the foregoing, if:

(i)                                     if the ETP Shares represent more than 20% of the voting power of all of the outstanding shares of Common Stock, at the time such Controlled Company status is lost, then (A) at least one Director designated pursuant to Section 2.1(b)(i) shall be an Independent Director as designated by the Principal Stockholders, and (B) at least one Director designated pursuant to Section 2.1(b)(ii) shall be an Independent Director as designated by the Principal Stockholders; and

(ii)                                  if the ETP Shares represent less than 20% but more than 10% of the voting power of all of the outstanding shares of Common Stock at the time such Controlled Company status is lost, then at least two Directors designated pursuant to Section 2.1(b)(i) shall be Independent Directors as designated by the Principal Stockholders.

For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Section 2.1, any Independent Director designated by the Principal Stockholders in accordance with this Section 2.1(f) shall not be considered a Board Designee, and, to the extent any such Independent Director ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), the vacancy shall be filled as provided in the Certificate of Incorporation and Bylaws.

(g)                                  Removal and Replacement.

(i)                                     The Principal Stockholders may remove any Director designated by such Principal Stockholders (including (x) any Independent Director designated by the Principal Stockholders pursuant to Section 2.1(c) and (y) any non-Independent Director to be replaced by the Principal Stockholders pursuant to Section 2.1(f)) by sending a written notice to the Corporation’s Secretary stating the name of the designee to be removed from the Board of Directors (the “Removal Notice”) and, upon receipt of such notice by the Corporation’s Secretary, such designee shall be deemed to have resigned from the Board of Directors (and, except as otherwise provided by law, such designee shall only be removed in such manner), and the Principal Stockholders hereby agree to vote, at any annual or special meeting, by written consent, or otherwise, all Corporation Shares and will take all Necessary Actions within such Principal Stockholder’s control to effect such removal.  Notwithstanding the foregoing, the ability of the Principal Stockholders to remove any  Director designated by such Principal Stockholders shall not apply to any Independent Director designated by the Principal Stockholders pursuant to Section 2.1(f).

(ii)                                  If at any time any Director designated by the Principal Stockholders (other than any Independent Director designated by the Principal Stockholders pursuant to Section 2.1(f)) ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), the Principal Stockholders shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 2.1(b) and Section 2.1(c), as applicable. Each Principal Stockholder hereby agrees to vote, or cause to be voted, all of its Corporation Shares, and will take all Necessary Actions within such Principal Stockholder’s control, and the Corporation will take all Necessary Actions within its control, to cause the designated successor to be elected to fill such vacancy. In the event that the Principal Stockholders do not, pursuant to Section 2.1(b) and Section 2.1(c), as applicable, have the right to designate an individual to fill such vacancy, then such vacancy shall be filled as provided in the Certificate of Incorporation and the Bylaws.

(iii)                               In the event that the Principal Stockholders cease to have the right to designate an individual to serve as a Director pursuant to Section 2.1(b) and Section 2.1(c), as applicable, (x) the number of Directors for which the Principal Stockholders cease to have the right to designate to serve as a Director shall resign within six (6) months or, if earlier, such time as such Director’s successor is appointed or elected (provided that the Principal Stockholders shall have the authority to select which such particular Director or Directors will resign) or each Principal Stockholder shall take all Necessary Actions within its control to cause the removal of such individual, including voting all Corporation Shares in favor of, or executing a written consent authorizing, such removal, and (y) the vacancy created by such resignation or removal shall be filled as provided in the Certificate of Incorporation and the Bylaws.

SECTION 2.2                     Committees.

(a)                                 Committee Membership Based on Carlyle Shares.  The Principal Stockholders shall have, to the fullest extent permitted by applicable law, and subject to the requirements of the Certificate of Incorporation and Bylaws or any other applicable requirements adopted by the Board of Directors or a committee thereof, if any, the right, but not the obligation, to designate a number of members of each committee of the Board of Directors equal to at least: (i) a majority of the members of each committee of the Board of Directors, for so long as the Principal Stockholders have the ability pursuant to Section 2.1(b)(i) to designate for nomination at least three (3) Board Designees and (ii) at all other times for so long as the Principal Stockholders have the ability pursuant to Section 2.1(b)(i) to designate for nomination at least one (1) Board Designee, one-third (1/3), but in no event fewer than one (1), of the members of each committee of the Board of Directors; provided, however, that any such Directors so designated to a committee shall have been nominated as a Director by the Principal Stockholders pursuant to Section 2.1(b)(i). For purposes of calculating the number of committee members that the Principal Stockholders are entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) committee members shall equate to two (2) committee members).

(b)                                 Committee Membership Based on PES Equity Shares.  In addition to the rights of the Principal Stockholders set forth in Section 2.2(a) above, for so long as the Principal Stockholders have the ability pursuant to Section 2.1(b)(ii) to designate for nomination two (2) Board Designees, the Principal Stockholders shall have, to the fullest extent permitted by applicable law, and subject to the requirements of the Certificate of Incorporation and Bylaws or any other applicable requirements adopted by the Board of Directors or a committee thereof, the right, but not the obligation, to designate one (1) additional member of the compensation committee of the Board of Directors; provided, however, that any such Director so designated to the compensation committee shall have been nominated as a Director by the Principal Stockholders pursuant to Section 2.1(b)(ii).

SECTION 2.3                     Voting Agreement. Each Principal Stockholder agrees, in person or by proxy, to cast all votes to which such Principal Stockholder is entitled in respect of its Corporation Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with Section 2.1 and to otherwise effect the intent of this Article II.

SECTION 2.4                     Certain Decisions Requiring the Approval of the Principal Stockholders.

(a)                                 Subject to the provisions of Section 2.4(b), without the approval of a majority of the Board of Directors as provided for in the Bylaws, which majority must include the approval of a majority of the Directors nominated pursuant to Section 2.1(b)(i) who are voting on such matter, the Corporation shall not, and (to the extent applicable) shall not permit any Non-Public Subsidiary of the Corporation to:

(i)                                     issue additional equity interests of the Corporation, other than (i) any issuance of equity interests pursuant to award under any stockholder-approved equity compensation plan or (ii) any intra-company issuance between the Corporation and any Non-Public Subsidiary;

(ii)                                  merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Corporation’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would result in the Corporation or a Non-Public Subsidiary owning, directly or indirectly, less than all of the outstanding equity interests of each Non-Public Subsidiary;

(iii)                               consummate any (i) acquisition by the Corporation or any Non-Public Subsidiary of the equity interests or assets of any other entity by the Corporation or such Non-Public Subsidiary by any other manner of any business, properties, assets or entities, in one transaction or a series of related transactions, or (ii) disposition of assets of the Corporation or any Non-Public Subsidiary or the shares or other equity interests of any Non-Public Subsidiary outside the ordinary course of business, in each case where the amount of consideration for any such acquisition or disposition exceeds $50 million in any single transaction, or an aggregate amount of $100 million in any series of transactions during a calendar year;

(iv)                              incur indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) that would result in the Corporation’s total net indebtedness to adjusted EBITDA for the trailing twelve month period exceeding 4.0:1.0;

(v)                                 terminate the Chief Executive Officer and Chief Financial Officer of the Corporation (the “Chief Financial Officer”) or designate a new Chief Executive Officer or Chief Financial Officer; or

(vi)                              change the size of the Board of Directors.

(b)                                 The approval rights set forth in Section 2.4(a) shall terminate at such time as the Carlyle Shares cease to represent at least 30% of the voting power of all of the outstanding shares of Common Stock.

SECTION 2.5                     Appointment of Chief Executive Officer and Chief Financial Officer.  For so long as the Carlyle Shares represent more than 20% of the voting power of all of the outstanding shares of Common Stock, the Principal Stockholders shall have the sole and exclusive right to appoint the Chief Executive Officer and Chief Financial Officer.

SECTION 2.6                     Agreement of the Corporation.  The Corporation hereby agrees that it will take all Necessary Actions within its control to cause the matters addressed by this Article II to be carried out in accordance with the provisions thereof.  Without limiting the foregoing, the Secretary of the Corporation or, if there be no Secretary, such other officer or employee of the Corporation as may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Article II.

SECTION 2.7                     Restrictions on Other Agreements.  No Principal Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Corporation Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Principal Stockholders, holders of Corporation Shares that are not parties to this Agreement or otherwise).

SECTION 2.8                     Controlled Company Status.  For so long as the Corporation qualifies as a Controlled Company, the Corporation shall elect to be a Controlled Company and will disclose in its annual meeting proxy statement the basis for that determination.  The Corporation and the Principal Stockholders agree that, as of the date of this Agreement, the Corporation is a Controlled Company.

ARTICLE III

TRANSFERS OF SHARES

SECTION 3.1                     General Restrictions on Transfers

(a)                                 Dispositions of shares of Common Stock by the Principal Stockholders permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities laws, including the Securities Act and the rules and regulations thereunder.

(b)                                 Dispositions of shares of Common Stock by the Principal Stockholders may only be made in strict compliance with all applicable provisions of this Agreement, and any purported Disposition of shares of Common Stock by the Principal Stockholders that do not comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Corporation shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Corporation.  The Principal Stockholders agree that the restrictions contained in this Article III are fair and reasonable and in the best interests of the Corporation and its stockholders.

SECTION 3.2                     Permitted Dispositions.  Without the prior written approval of the Corporation, no Disposition of shares of Common Stock by any of the Principal Stockholders will be permitted, except for (i) Dispositions of shares of Class B Common Stock in connection with an exchange of LLC Units for shares of Class A Common Stock in accordance with the PES LLC Agreement; (ii) Dispositions in connection with the Registration Rights Agreement; (iii) subject to any restrictions relating to the Disposition of shares of Class A Common Stock set forth in the PESC Company LP Agreement, Dispositions under Rule 144 and (iv) Permitted Transfers.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

SECTION 4.1                     Existence; Authority; Enforceability.  Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.  If such party is a natural person, such person has full capacity to contract.  This Agreement has been duly executed by each of the parties hereto and constitutes his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity.  No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his, her or its rights and responsibilities under this Agreement.  No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.

SECTION 4.2                     Absence of Conflicts.  The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

SECTION 4.3                     Consents.  Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

ARTICLE V
MISCELLANEOUS

SECTION 5.1                     Information and Access Rights.

(a)                                 Available Financial Information. Upon the written request of (i) PESC Company (until such time as the Principal Stockholders shall cease to beneficially own at least 10% of the voting power of all of the outstanding shares of Common Stock) or (ii) the Carlyle Stockholders (until such time as the Carlyle Shares shall cease to represent at least 10% of the voting power of all of the outstanding shares of Common Stock), the Corporation will deliver, or will cause to be delivered, to PESC Company or the Carlyle Stockholders, as the case may be:

(i)                                     an annual budget, a business plan and financial forecasts for the Corporation for the fiscal year of the Corporation (the “Annual Budget”), no later than three (3) business days after the approval thereof by the Board of Directors (but no later than March 31 of such fiscal year), in such manner and form as approved by the Board of Directors, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the Chief Executive Officer or Chief Financial Officer or equivalent officer of the Corporation to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Corporation for the respective periods covered thereby; it being recognized by PESC Company and the Carlyle Stockholders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. To the extent that the Annual Budget has been provided to PESC Company or the Carlyle Stockholders any material changes in such Annual Budget shall be delivered to PESC Company or the Carlyle Stockholders, as applicable, as promptly as practicable after such changes have been approved by the Board of Directors;

(ii)                                  as soon as available after the end of each fiscal year of the Corporation, and in any event within 90 days thereafter, (A) the annual financial statements required to be filed by the Corporation pursuant to the Exchange Act or (B) a consolidated balance sheet of the Corporation and its subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Corporation and its subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Corporation, and a Corporation-prepared comparison to the Annual Budget for such year as approved by the Board of Directors (the “Annual Financial Statements”); and

(iii)                               as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Corporation, and in any event within 45 days thereafter, (A) the quarterly financial statements required to be filed by the Corporation pursuant to the Exchange Act or (B) a consolidated balance sheet of the Corporation and its subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Corporation and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Annual Budget then in effect as approved by the Board of Directors, all of the information to be provided pursuant to this Section 5.1(a)(iii) in reasonable detail and certified by the principal financial or accounting officer of the Corporation.

In addition to the foregoing, upon the written request of PESC Company or the Carlyle Stockholders, the Corporation covenants and agrees to provide periodic updates to PESC Company or the Carlyle Stockholders, as the case may be, during the course of the preparation of the Annual Budget and to keep PESC Company or the Carlyle Stockholders, as the case may be, reasonably informed as to its progress, status and the budgeted items set forth therein. Notwithstanding anything to the contrary in Section 5.1(a), the Corporation’s obligations thereunder shall be deemed satisfied to the extent that such information is provided by (A) providing the financial statements of any wholly owned subsidiary of the Corporation to the extent such financial statements reflect the entirety of the operations of the business or (B) in the case of Section 5.1(a)(ii) and Section 5.1(a)(iii), filing such financial statements of the Corporation or any wholly owned subsidiary of the Corporation whose financial statements satisfy the requirements of clause (A), as applicable, with the SEC on EDGAR or in such other manner as makes them publicly available. The Corporation’s obligation to furnish the materials described in Section 5.1(a)(ii) and Section 5.1(a)(iii), shall be satisfied so long as the Corporation transmits such materials to PESC Company or the Carlyle Stockholders, as the case may be, within the time periods specified therein, notwithstanding that such materials may actually be received after the expiration of such periods.

(b)                                 Tax Information. Promptly upon the request by the Principal Stockholders, the Corporation will, at the Corporation’s expense, prepare and deliver to PESC Company any information and certified statement that the Principal Stockholders determine to be necessary for the Principal Stockholders to comply with obligations for tax reporting or tax withholding with respect to an investment (direct or indirect) in the Corporation or any of its subsidiaries. For the avoidance of doubt, such a request by the Principal Stockholders may require the Corporation, for purposes of Section 301 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to prepare financial statements pursuant to the principles of “earnings and profits” within the meaning of U.S. federal income tax law and to determine the amount of any “dividend” within the meaning of Section 316 of the Code.

(c)                                  Other Information. The Corporation covenants and agrees to deliver to (i) PESC Company (until such time as the Principal Stockholders shall cease to beneficially own at least 10% of the voting power of all of the outstanding shares of Common Stock) or (ii) the Carlyle Stockholders (until such time as the Carlyle Shares shall cease to represent at least 10% of the voting power of all of the outstanding shares of Common Stock), with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Corporation or any of its Non-Public Subsidiaries under any credit agreement or otherwise) with respect to the Corporation and each of its Non-Public Subsidiaries as from time to time may be reasonably requested by PESC Company or the Carlyle Stockholders, as the case may be. PESC Company (until such time as the Principal Stockholders shall cease to beneficially own at least 10% of the voting power of all of the outstanding shares of Common Stock) and the Carlyle Stockholders (until such time as the Carlyle Shares shall cease to represent at least 10% of the voting power of all of the outstanding shares of Common Stock) shall have access to such other information concerning the Corporation’s business or financial condition and the Corporation’s management as may be reasonably requested, including such information as may be necessary to comply with regulatory, tax or other governmental filings.

(d)                                 Access. The Corporation shall, and shall cause its Non-Public Subsidiaries, officers, Directors, employees, auditors and other agents to (a) afford PESC Company, the Carlyle Stockholders and their respective officers, employees, auditors and other agents, during normal business hours and upon reasonable notice, at all reasonable times to the Corporation’s and its Non-Public Subsidiaries’ officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford PESC Company, the Carlyle Stockholders and their respective officers, employees, auditors and other agents the opportunity to discuss the affairs, finances and accounts of the Corporation and its subsidiaries with their respective officers from time to time as PESC Company or the Carlyle Stockholders may reasonably request, until such time as (i) with respect to PESC Company, the Principal Stockholders shall cease to beneficially own at least 10% of the voting power of all of the outstanding shares of Common Stock, and (ii) with respect to the Carlyle Stockholders, the Carlyle Shares shall cease to represent at least 10% of the voting power of all of the outstanding shares of Common Stock.

SECTION 5.2                     Confidentiality. Each Principal Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Corporation, any confidential information obtained from the Corporation pursuant to Section 5.1, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Principal Stockholder or its Affiliates), (b) is or has been independently developed or conceived by such Principal Stockholder without the use of the Corporation’s confidential information or (c) is or has been made known or disclosed to such Principal Stockholder by a third party (other than an Affiliate of such Principal Stockholder) without a breach of any confidentiality obligations such third party may have to the Corporation that is known to such Principal Stockholder; provided, that, a Principal Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation, (ii) to any prospective purchaser of any shares of Common Stock from PESC Company or any prospective purchaser of any partnership interests of PESC Company from any of PESC Company’s partners as long as such prospective purchaser agrees to be bound by the provisions of this Section 5.2 as if a Principal Stockholder, (iii) to (x) any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Principal Stockholder, (y) any partners, members or limited partners of the entities in clause (x) and (z) any directors, employees, consultants and representatives of any of the entities in clause (x) and clause (y), in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation), (iv) as may be reasonably determined by such Principal Stockholder to be necessary in connection with such Principal Stockholder’s enforcement of its rights in connection with this Agreement or its investment in the Corporation, or (v) as may otherwise be required by law or legal, judicial or regulatory process.

SECTION 5.3                     Termination.  This Agreement shall terminate and be of no further force and effect upon (a) the Principal Stockholders ceasing to beneficially own any shares of Corporation Shares or LLC Units, (b) the written agreement of the parties hereto to terminate this Agreement or (c) the provisions hereof becoming illegal or being interpreted by any governmental authority to be illegal, or the assertion by any exchange on which the Class A Common Stock are traded that the Agreement’s existence will threaten the continued listing of the Class A Common Stock on such exchange.

SECTION 5.4                     Successors and Assigns; Beneficiaries.  Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided that each Principal Stockholder (from time to time party hereto) shall be entitled to assign (solely in connection with a transfer of Common Stock or LLC Units permitted under this Agreement) to any of its Affiliates, without such prior written consent, any of its rights and obligations hereunder; provided, further, that any Person (other than an Affiliate) to which a Principal Stockholder (from time to time party hereto) transfers such Common Stock or LLC Units shall not be bound by the obligations hereunder, including pursuant to Section 2.1(b) and Section 2.1(c) or otherwise.

SECTION 5.5                     Amendment and Modification; Waiver of Compliance.  (a)                This Agreement may be amended only by a written instrument duly executed by each Principal Stockholder and the Corporation.

(b)                                 Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 5.6                     Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or email, or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication, as follows:

(a)                                 If to the Corporation:

Philadelphia Energy Solutions Inc.
1735 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103

Attention: Legal Department

Facsimile: (844) 359-6011
Email: legal@pes-companies.com

(b)                                 If to any Principal Stockholder, to the address set forth below such Principal Stockholder’s name on Schedule 1 attached hereto;

or, in each case, to such other address, facsimile or email address as such party may designate in writing to each other party by written notice given in the manner specified herein.

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile or email (with confirmed transmission or confirmed delivery, as applicable), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail.

SECTION 5.7                     Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

SECTION 5.8                     Entire Agreement.  The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

SECTION 5.9                     Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

SECTION 5.10  CHOICE OF LAW AND VENUE; WAIVER OF RIGHT TO JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR

RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 5.10 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (D) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (E) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (F) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (G) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.11  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 5.12  Further Assurances.  At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

SECTION 5.13  Exchange Act Filings.  Each Principal Stockholder agrees to make the required beneficial ownership filings required under and in accordance with Rule 13d-1 under the Exchange Act.

SECTION 5.14  Effectiveness of Agreement.  Upon the Closing Date, the Agreement shall thereupon be deemed to be effective.  However, to the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect.

*       *       *       *       *

IN WITNESS WHEREOF, each of the undersigned has signed this Stockholders Agreement as of the date first above written.

CORPORATION:

PHILADELPHIA ENERGY SOLUTIONS INC.

By:
Name: [•]
Title: [•]

PESC COMPANY:

PESC COMPANY, LP

by PESC Company GP LLC, its general partner

By:
Name: [•]
Title: [•]

CARLYLE CEMOF AIV INVESTORS HOLDINGS, L.P.

By:	[•], its general partner

By:
Name: [•]
Title: [•]

CARLYLE CEOF AIV INVESTORS HOLDINGS, L.P.

By:	[•], its general partner

By:
Name: [•]
Title: [•]

[Signature Page to Stockholders Agreement]

SCHEDULE 1

PRINCIPAL STOCKHOLDERS

PESC Company

PESC Company, LP
1735 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103
Attention: Legal Department
Facsimile: (844) 359-6011
Email: legal@pes-companies.com

Carlyle Stockholders

Carlyle CEMOF AIV Investors Holdings, L.P.
c/o The Carlyle Group

1001 Pennsylvania Ave. NW

Suite 220 South

Washington, D.C. 20004-2505

Carlyle CEOF AIV Investors Holdings, L.P.
c/o The Carlyle Group

1001 Pennsylvania Ave. NW

Suite 220 South

Washington, D.C. 20004-2505